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                                                        Exhibit 5.1

               [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]


                                April __, 1995


Goodrich Petroleum Corporation
5847 San Felipe, Suite 700
Houston, TX 77057

Gentlemen:

        We have acted as counsel for Goodrich Petroleum Corporation ("Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 42,512,054 shares of common stock, par value $.20 per share ("Common Stock") of the Company and up to 1,175,000 shares of preferred stock ("Preferred Stock"). In this connection, we have examined the Certificate of Incorporation, the Bylaws and the respective amendments thereto, the directors' and the stockholders' minutes and the Registration Statement filed with the Securities and Exchange Commission, and the exhibits thereto, and such other documents as we have deemed necessary to the opinion hereinafter expressed.

        We are of the opinion that the Common Stock and Preferred Stock to be issued by the Company is validly authorized and, upon its sale as contemplated by the Registration Statement, will be legally issued, fully paid, and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters."

                                    Very truly yours,

                                    EMENS, KEGLER, BROWN, HILL & RITTER
                                    CO., L.P.A.


                                    By:
                                        ___________________________________
                                        John R. Thomas, Esq.